Exhibit 1.01 to Form SD

Church & Dwight Co., Inc.

Conflict Minerals Report for the Fiscal Year 2014

This Conflict Minerals Report (this “Report”) of Church & Dwight Co., Inc. (the “Company”) has been prepared pursuant to Rule 13p-1 (the “Rule”) promulgated under the Securities Exchange Act of 1934, as amended, for the reporting period from January 1, 2014 to December 31, 2014.

The Rule requires disclosure of certain information when a company manufactures, or contracts to manufacture, products and any of the minerals specified in the Rule are necessary to the functionality or production of such products. The specified minerals, which the Company collectively refers to in this Report as the “Conflict Minerals,” are gold, columbite-tantalite (coltan), cassiterite and wolframite and certain of their derivatives. The “Covered Countries” for the purposes of the Rule and this Report are the Democratic Republic of the Congo, the Republic of the Congo, the Central African Republic, South Sudan, Uganda, Rwanda, Burundi, Tanzania, Zambia and Angola. As described in this Report, certain Conflict Minerals are necessary to the functionality or production of products that the Company contracts to manufacture.

Description of the Company’s Products Covered by this Report

This Report relates to products: (i) for which Conflict Minerals are necessary to the functionality or production of the product; and (ii) that were contracted to be manufactured by the Company during calendar year 2014.

These products, which are referred to in this Report collectively as the “Covered Products,” were identified by the Company’s internal global operations team, with input from the relevant component material vendors and contract manufacturers (collectively, “Suppliers”). The Covered Products identified are the following:

•	Battery operated toothbrushes

•	Pregnancy test kits

•	Ovulation test kits

•	Vibrators

Approximately 6% of the Company’s consolidated net sales in 2014 were derived from the sale of Covered Products.

The Company’s RCOI and Due Diligence Process

The Company has in good faith conducted a reasonable country of origin inquiry regarding the Conflict Minerals. This country of origin inquiry was designed to determine whether any of the Conflict Minerals used in the Covered Products may have originated in the Covered Countries and/or whether any of such Conflict Minerals may be from recycled or scrap sources. The Company determined that certain of the Conflict Minerals used in the Covered Products may have originated in the Covered Countries. Accordingly, the Company also performed due diligence on the source and chain of custody of such Conflict Minerals. The Company’s due diligence measures have been designed to conform to the framework in the Organisation for Economic Co-Operation and Development Due Diligence Guidance

for Responsible Supply Chain of Minerals from Conflict-Affected and High Risk Areas: Second Edition, including the related supplements on gold, tin, tantalum and tungsten (the “OECD Guidance”). The Company’s due diligence process was led by the Company’s Law Department with input from representatives of the Company’s global operations, who provided subject matter expertise and managed the relationships with the Suppliers of the Covered Products.

The Company has adopted a Conflict Minerals Policy supplementing its previously existing policies regarding social responsibility. A copy of the Company’s Conflict Minerals Policy is publically available at: www.churchdwight.com/company/our-values-and-vision/corporate-responsibility.aspx. In addition, the Company took steps across its entire supply chain to support conflict free sourcing of Conflict Minerals. For example, the Company’s form purchasing terms and conditions include a representation and warranty that the products supplied do not contain any Conflict Minerals and a requirement that the Company be alerted should such representation change. The Company remains committed to ensuring that it is not sourcing Conflict Minerals that fund armed groups in the Covered Countries, and it expects all its suppliers to respect internationally recognized human rights, comply with all applicable laws and conduct their business ethically and responsibly. Any supplier found to be in violation is subject to corrective action potentially including termination of its business relationship with the Company.

As a “downstream company” in the metals supply chain, the Company is many tiers removed from smelters and refiners that process the metals found in its final products, and there may be many intervening third parties between the original sources of Conflict Minerals and the Company. The Company does not manufacture any of the Covered Products it sells, nor does it purchase Conflict Minerals directly from mines, smelters or refiners, so it must therefore rely on its immediate suppliers, with which it has business relationships, to provide information regarding the sourcing, including country of origin, of necessary Conflict Minerals in its products.

Accordingly, after having identified the relevant products, the Company, consistent with the OECD Guidance, requested that the Suppliers provide certifications (“Certifications”) confirming in writing that, either (i) the products did not contain Conflict Minerals or, (ii) if present in the product, such Conflict Minerals either (a) came from recycled or scrap sources, or (b) did not originate in the Covered Countries. The Company in turn, relied on its contract manufacturers to solicit responses from its sub-tier suppliers.

The Certifications received were reviewed for completeness and consistency of answers, and the Suppliers were required to provide corrections and clarifications where needed. For those Suppliers that provided incomplete information, or if further information was needed from a Supplier (for example, if the information received appeared incorrect or not trustworthy), the Company requested further information/detail from such Suppliers. For those Suppliers that did not respond to the initial inquiry, the Company sent follow-up inquires to solicit their responses. In addition, the Company supplemented the responses received with information derived from alternate sources, including, but not limited to, e-mail and telephone communications and publicly available disclosures.

As of May 26, 2015, of the twelve (12) Suppliers from which Certifications were requested, ten (10) responded that either the products supplied did not contain Conflict Minerals or the Conflict Minerals did not originate in one of the Covered Countries. Of the remaining two (2) Suppliers, one (1) Supplier did not respond despite repeated efforts to obtain a response, and one (1) Supplier (the “Reporting Supplier”) indicated that it had sourced conflict minerals from the Covered Countries.

In response to the Company’s request for a Certification, the Reporting Supplier, itself an SEC reporting company subject to the Rule, provided a Conflict Free Sourcing Initiative’s Conflict Minerals Reporting Template (CFSI CMRT) version 3.02 completed at the company level. The provided CFSI CMRT indicated that the Reporting Supplier was able to identify at least 96% of the smelters that it and its sub-tier suppliers used to manufacture all of the Reporting Supplier’s products (including those not supplied to the Company), and all smelters known to source within the Covered Countries were recognized to be DRC conflict free. The Company compared the reported smelters against the list of certified smelters included in the CFSI Conflict-Free Smelter Program (available at www.conflictfreesourcing.org). The specific smelters identified by the Reporting Supplier are set forth on Annex I attached hereto.

Future Improvements to Due Diligence Process

The Company expects to continue to engage with its Suppliers to obtain current, accurate and complete information about its supply chain and to evaluate the Company’s due diligence measures to identify more efficient and effective means to obtain current, accurate and complete information about its supply chain. The Company will continue to refine its internal system to maintain and retrieve data from Suppliers regarding the products they supply and to encourage more widespread adoption of robust supply chain practices on the part of the Suppliers in the future. In addition, the Company anticipates that it will revise its current sourcing procedures in order to identify in advance those potential Suppliers that may source Conflict Minerals from one or more of the Covered Countries, as well as in such cases the status of applicable smelters. The Company intends to follow up with Suppliers that have not responded to its inquiries in a timely manner and consider further action under its policy.

Annex I

Smelters Identified by Reporting Company

Metal	Smelter Name	Smelter Country
Gold	Aida Chemical Industries Co. Ltd.	JAPAN
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	AngloGold Ashanti Córrego do Sítio Minerção	BRAZIL
Gold	Argor-Heraeus SA	SWITZERLAND
Gold	Asahi Pretec Corporation	JAPAN
Gold	Asaka Riken Co Ltd	JAPAN
Gold	Aurubis AG	GERMANY
Gold	CCR Refinery – Glencore Canada Corporation	CANADA
Gold	Chimet S.p.A.	ITALY
Gold	Dowa	JAPAN
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Ltd. Hong Kong	HONG KONG
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Johnson Matthey Inc	UNITED STATES
Gold	Johnson Matthey Ltd	CANADA
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kennecott Utah Copper LLC	UNITED STATES
Gold	Kojima Chemicals Co., Ltd	JAPAN
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Materion	UNITED STATES
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd	HONG KONG
Gold	Metalor Technologies SA	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES
Gold	Mitsubishi Materials Corporation	JAPAN

Metal	Smelter Name	Smelter Country
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	Nihon Material Co. LTD	JAPAN
Gold	Ohio Precious Metals, LLC	UNITED STATES
Gold	PAMP SA	SWITZERLAND
Gold	Rand Refinery (Pty) Ltd	SOUTH AFRICA
Gold	Royal Canadian Mint	CANADA
Gold	SEMPSA Joyería Platería SA	SPAIN
Gold	Shandong Zhaojin Gold & Silver Refinery Co. Ltd	CHINA
Gold	Solar Applied Materials Technology Corp.	TAIWAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co. Ltd	CHINA
Gold	Tokuriki Honten Co., Ltd	JAPAN
Gold	Umicore SA Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES
Gold	Valcambi SA	SWITZERLAND
Gold	Western Australian Mint trading as The Perth Mint	AUSTRALIA
Gold	Yokohama Metal Co Ltd	JAPAN
Tantalum	Conghua Tantalum and Niobium Smeltry	CHINA
Tantalum	Exotech Inc.	UNITED STATES
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck GmbH Goslar	GERMANY
Tantalum	H.C. Starck GmbH Laufenburg	GERMANY
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES
Tantalum	H.C. Starck Ltd.	JAPAN

Metal	Smelter Name	Smelter Country
Tantalum	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Mitsui Mining & Smelting	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemicals	JAPAN
Tantalum	Ulba	KAZAKHSTAN
Tin	Alpha	UNITED STATES
Tin	China Tin Group Co., Ltd.	CHINA
Tin	Cooper Santa	BRAZIL
Tin	CV Serumpun Sebalai	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	EM Vinto	BOLIVIA
Tin	Fenix Metals	POLAND
Tin	Gejiu Non-Ferrous Metal Processing Co. Ltd.	CHINA
Tin	Magnu’s Minerais Metais e Ligas LTDA	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Metallo Chimique	BELGIUM
Tin	Mineração Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	OMSA	BOLIVIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT Bangka Putra Karya	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Karimun Mining	INDONESIA

Metal	Smelter Name	Smelter Country
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT REFINED BANGKA TIN	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Tambang Timah	INDONESIA
Tin	PT Timah (Persero), Tbk	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	Rui Da Hung	TAIWAN
Tin	Soft Metais, Ltda.	BRAZIL
Tin	Thaisarco	THAILAND
Tin	White Solder Metalurgia e Mineração Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co.,Ltd.	CHINA
Tin	Yunnan Tin Company, Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck GmbH	GERMANY
Tungsten	H.C. Starck Smelting GmbH & Co.KG	GERMANY
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Kennametal Huntsville	UNITED STATES
Tungsten	Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC	VIET NAM
Tungsten	Wolfram Company CJSC	RUSSIAN FEDERATION
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA